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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO.       1       )*
                                      --------------




                          FOAMEX INTERNATIONAL INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   344123104
                          --------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 16 pages

CUSIP No.    344123104               13G            Page   2   of   16   Pages
         ----------------------                          -----    ------


----------------------------------------------------------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    B.A.T Industries p.l.c.

----------------------------------------------------------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [ ]

                                                                                                                        (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3        SEC USE ONLY




----------------------------------------------------------------------------------------------------------------------------------
   4        CITIZENSHIP OR PLACE OF ORGANIZATION


                    England

----------------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                           -0-


                          --------------------------------------------------------------------------------------------------------
      NUMBER OF             6     SHARED VOTING POWER
        SHARES
    BENEFICIALLY
       OWNED BY                            -0-
         EACH
      REPORTING            --------------------------------------------------------------------------------------------------------
        PERSON              7     SOLE DISPOSITIVE POWER
         WITH
                                           -0-
                          --------------------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           -0-

----------------------------------------------------------------------------------------------------------------------------------
   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

----------------------------------------------------------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                           [ ]

                    N.A.


----------------------------------------------------------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.00%

----------------------------------------------------------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

                    HC
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 16 pages

CUSIP No.    344123104                 13G             Page  3   of   16   Pages
         ----------------------                             -----    ------


----------------------------------------------------------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Farmers Group, Inc.

----------------------------------------------------------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]

                                                                                                                        (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
      3      SEC USE ONLY




----------------------------------------------------------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION


                      Nevada

----------------------------------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                            -0-

                           -------------------------------------------------------------------------------------------------------
      NUMBER OF               6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY                           -0-
       OWNED BY
         EACH              -------------------------------------------------------------------------------------------------------
      REPORTING               7     SOLE DISPOSITIVE POWER
        PERSON
         WITH                               -0-

                           -------------------------------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                            -0-

----------------------------------------------------------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-

----------------------------------------------------------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]

                      N.A.

----------------------------------------------------------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.00%

----------------------------------------------------------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                      IC

----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of 16 pages

                 Items 4 and 5 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., are hereby amended and restated to read in their entirety as follows:


Item 4           Ownership
------           ---------

                          (a)     Amount Beneficially Owned:

                                           -0-

                          (b)     Percent of Class:

                                           0.00%

                          (c)     Number of shares as to which person has:

                                  (i)      Sole voting power:                        -0-
                                  (ii)     Shared voting power:                      -0-
                                  (iii)    Sole disposition power:                   -0-
                                  (iv)     Shared disposition power:                 -0-

Item 5           Ownership of Five Percent or Less of a Class
------           --------------------------------------------

                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]





                               Page 4 of 16 pages

                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997            By:  /s/ Anthony Robert Holliman
                                     -------------------------------------
                                     Name:  Anthony Robert Holliman
                                     Title:  Assistant Corporate Secretary





                               Page 5 of 16 pages

                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  FARMERS GROUP, INC.


Dated February 5, 1997            By:  /s/ Alan Porter
                                     ---------------------------------------
                                     Name:  Alan Porter
                                     Title:  Corporate Secretary





                               Page 6 of 16 pages

                                 Exhibit Index


Exhibit          Description                                                 Page Number
-------          -----------                                                 -----------
   I             Schedule 13G, dated February 6, 1996                             8





                               Page 7 of 16 pages